Colgate-Palmolive Company
Conflict Minerals Report
for the Year Ended December 31, 2018
This Conflict Minerals Report for the year ended December 31, 2018 is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934 relating to “conflict minerals” (the “Rule”). For purposes of the Rule, “conflict minerals” are limited to cassiterite, columbite-tantalite, wolframite and gold, including their derivatives, which are limited to tin, tantalum and tungsten.
Introduction
Colgate-Palmolive Company (the “Company”) is a leading consumer products company whose products are marketed in over 200 countries and territories throughout the world. As a result of the Company’s global operations, its supply chain sources materials, finished products and services globally and from a large number of suppliers. The Company does not typically source any minerals, including conflict minerals, directly from mines, smelters or refiners and is several supply chain levels removed from these market activities.

The Company manufactures and markets a wide array of oral care, personal care, home care and pet nutrition products. As required by the Rule, the Company has conducted a review of its products to determine whether they contain conflict minerals that are necessary to their functionality or production. Only a small number of the Company’s products were determined to contain necessary conflict minerals. The Company determined that necessary conflict minerals were contained in components of its electric and battery toothbrushes and its whitening tray devices.

Reasonable Country of Origin Inquiry
As required by the Rule, the Company conducted a reasonable country of origin inquiry into its supply chain to determine whether any of the conflict minerals contained in its products originated in the Democratic Republic of Congo or adjoining countries (collectively, the “Covered Countries”).
Supplier Survey
The Company identified its materials and products that contain necessary conflict minerals by reviewing its reasonable country of origin inquiry survey results from the prior year, searching its product formula database and interviewing internal product ingredient experts. The Company requested that each of the suppliers of these materials and/or products complete the Conflict Minerals Reporting Template developed by the Responsible Minerals Initiative (“RMI”). Responses were reviewed for consistency and completeness, and follow-up inquiries were conducted if necessary. The results of the supplier survey were discussed with members of senior management.
Results of Survey
The Company received responses from 100% of the surveyed suppliers. All but one of the surveyed suppliers indicated that the smelters in their supply chains do not source conflict minerals from the Covered Countries. As of May 15, 2019, all but one of the smelters identified by the surveyed suppliers, including the smelters that source conflict minerals from the Covered Countries, were listed as conforming to RMI’s Responsible Minerals Assurance Process (“RMAP”) assessment protocols, meaning they either had a currently valid audit or a re-audit in progress. The one remaining smelter is not listed as a participant in RMI’s assessment protocols.
Due Diligence Process
The Company has exercised due diligence on its supply chain, with the goal of determining that the necessary conflict minerals contained in its products did not directly or indirectly finance or benefit armed groups in the Covered Countries.

The Company designed its due diligence process to comply in all substantive respects to the framework set forth in the Organization for Economic Cooperation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (the “OECD Framework”).
The Company performed the following due diligence steps:

(1)	Establish strong company management systems

•
The Company has adopted a conflict minerals policy, which includes information on how to contact the Company for further information and/or to report concerns. The policy is available in the “Sustainability” section of the Company’s website at https://www.colgatepalmolive.com.

•
The Company has incorporated its conflict minerals policy into its Third Party Code of Conduct, which conveys the Company’s expectations regarding ethical conduct to all third parties with whom the Company does business.

•
The Company has established a team comprised of employees from its procurement, legal and sustainability functions to design and implement its conflict minerals compliance efforts with senior executive level support and oversight.

•	The Company has provided background information and training on the Rule to employees involved in its conflict minerals compliance efforts.

•	The Company requested relevant suppliers to identify the smelters of the conflict minerals in their materials or products.

•	The Company requires that conflict materials documentation be retained for six years pursuant to the Company’s document retention policy.

(2)	Identify and assess risks in the supply chain

•
As described above under “Reasonable Country of Origin Inquiry,” in order to determine the mine or location of origin of the conflict minerals in the Company’s supply chain with the greatest possible specificity, the Company requested its relevant suppliers to complete the Conflict Minerals Reporting Template developed by RMI.

•	The Company reviewed the supplier responses for inconsistent and/or incomplete responses that might indicate a potential risk.

•	The Company compared the smelters identified by its suppliers against the RMAP’s lists of compliant and active smelters.

(3)	Design and implement a strategy to respond to identified risks
The Company implemented a risk management plan designed to identify, monitor and mitigate identified risks. Elements of the plan included:

•	providing updates to senior management in the finance, supply chain and legal functions;

•	sending corrective action follow-up notices to suppliers who provided incomplete and/or inconsistent responses to the Company’s information requests;

•	informing relevant suppliers about the Company’s conflict minerals policy; and

•	encouraging suppliers who provided inconsistent or incomplete responses to improve their due diligence practices in accordance with the Company’s conflict minerals policy.

(4)	Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain
The Company does not conduct audits of smelters. The Company relies on the RMAP to audit smelters that may be in the Company’s supply chain. If a surveyed supplier identifies a smelter that is not listed as compliant with

RMAP’s assessment protocols, the Company follows up with the supplier for additional information and further action.

(5)	Report on supply chain due diligence
This Conflict Minerals Report and the Company’s Specialized Disclosure Report (Form SD) are available in the “For Investors” section of the Company’s website at https://www.colgatepalmolive.com. The reference to the Company’s website is provided for convenience only, and its contents are not incorporated by reference into this Conflict Minerals Report nor deemed filed with the U.S. Securities and Exchange Commission.
Smelters
Attached as an Annex to this Conflict Minerals Report is an aggregated list of the smelters reported to the Company by its suppliers of conflict minerals. Some of the suppliers that provided this information did so either on a company or division level, and not in relation to specific products. Therefore, the Company is unable to determine whether many of these smelters are actually in the Company’s supply chain.
Ongoing Risk Mitigation Efforts
The Company has implemented an ongoing risk mitigation plan that is intended to strengthen its supply chain due diligence capability and traceability with respect to conflict minerals and reduce the risk that the sourcing of any conflict minerals benefits armed groups in the Covered Countries. The Company’s ongoing risk mitigation efforts include:

•	incorporating supplier contract language and/or terms and conditions that require relevant suppliers to cooperate with the Company’s conflict minerals compliance efforts;

•	continuing to engage with the Company’s suppliers to further enhance their due diligence processes; and

•	sharing the Company’s conflict minerals policy with suppliers.
Cautionary Statement on Forward-Looking Statements
This Conflict Minerals Report, including the description of the Company’s ongoing risk mitigation efforts, contains forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases). These statements are made on the basis of the Company’s views and expectations as of this time and the Company undertakes no obligation to update these statements whether as a result of new information, future events or otherwise, except as required by law or by the rules and regulations of the Securities and Exchange Commission. The Company cautions investors that such forward-looking statements are not guarantees of future performance and that actual events or results may differ materially from those statements due to factors, such as the implementation of satisfactory traceability and other compliance measures by the Company’s direct and indirect suppliers on a timely basis or at all, whether smelters and refiners and other market participants responsibly source conflict minerals, internal and external resource restraints, and political and regulatory developments, whether in the Covered Countries, the United States or elsewhere. For a description of certain factors that could cause the Company’s future events or results to differ materially from those expressed in any forward-looking statement, please refer to the Company’s filings with the Securities and Exchange Commission, including, without limitation, information under captions “Risk Factors” and “Cautionary Statement on Forward-Looking Statements” included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and subsequent Quarterly Reports on Form 10-Q.

Annex
Smelters

Metal	RMI Smelter ID	Smelter Name	Smelter Location	RMAP Status(1)(*)
Gold	CID001157	Metalor USA Refining Corporation	UNITED STATES OF AMERICA	Compliant
Gold	CID001193	Mitsui Mining and Smelting Co., Ltd.	JAPAN	Compliant
Gold	CID001534	Royal Canadian Mint	CANADA	Compliant
Gold	CID001622	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA	Compliant
Tantalum	CID001277	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA	Compliant
Tantalum	CID001969	Ulba Metallurgical Plant JSC	KAZAKHSTAN	Compliant
Tantalum	CID002558	Global Advanced Metals Aizu	JAPAN	Compliant
Tin	CID000309	PT Aries Kencana Sejahtera	INDONESIA	Compliant
Tin	CID000315	CV United Smelting	INDONESIA	Compliant
Tin	CID000438	EM Vinto	BOLIVIA (PLURINATIONAL STATE OF)	Compliant
Tin	CID000538	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA	Compliant
Tin	CID001070	China Tin Group Co., Ltd.	CHINA	Compliant
Tin	CID001105	Malaysia Smelting Corporation (MSC)	MALAYSIA	Compliant
Tin	CID001173	Mineracao Taboca S.A.	BRAZIL	Compliant
Tin	CID001182	Minsur	PERU	Compliant
Tin	CID001337	Operaciones Metalurgicas S.A.	BOLIVIA (PLURINATIONAL STATE OF)	Compliant
Tin	CID001421	PT Belitung Industri Sejahtera	INDONESIA	Compliant
Tin	CID001428	PT Bukit Timah	INDONESIA	Compliant
Tin	CID001453	PT Mitra Stania Prima	INDONESIA	Compliant
Tin	CID001458	PT Prima Timah Utama	INDONESIA	Compliant
Tin	CID001468	PT Stanindo Inti Perkasa	INDONESIA	Compliant
Tin	CID001477	PT Timah Tbk Kundur	INDONESIA	Compliant
Tin	CID001482	PT Timah Tbk Mentok	INDONESIA	Compliant
Tin	CID001490	PT Tinindo Inter Nusa	INDONESIA	Compliant
Tin	CID001539	Rui Da Hung	TAIWAN, PROVINCE OF CHINA	Compliant
Tin	CID001898	Thaisarco	THAILAND	Compliant
Tin	CID002036	White Solder Metalurgia e Mineracao Ltda.	BRAZIL	Compliant
Tin	CID002158	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA	Compliant
Tin	CID002180	Yunnan Tin Company Limited	CHINA	Compliant
Tin	CID002455	CV Venus Inti Perkasa	INDONESIA	Compliant
Tin	CID002570	CV Ayi Jaya	INDONESIA	Compliant
Tin	CID002773	Metallo Belgium N.V.	BELGIUM	Compliant
Tin	CID002776	PT Bangka Prima Tin	INDONESIA	Compliant
Tin	CID002835	PT Menara Cipta Mulia	INDONESIA	Compliant
Tin	CID002870	PT Lautan Harmonis Sejahtera	INDONESIA	Compliant

Metal	RMI Smelter ID	Smelter Name	Smelter Location	RMAP Status(1)(*)
Tin	CID003116	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	CHINA	Compliant
Tin	CID001438	PT Eunindo Usaha Mandiri	INDONESIA	*
Tungsten	CID002082	Xiamen Tungsten Co., Ltd.	CHINA	Compliant
Tungsten	CID002320	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA	Compliant

(1) Smelters identified as “Compliant” are listed as complying with the RMAP assessment protocols (as of May 15, 2019) and include (i) smelters with currently valid audits and (ii) smelters with re-audits in progress.
* Smelter is not listed as a participant in RMI’s assessment protocols (as of May 15, 2019).